EXHIBIT (1)

RESOLUTION OF BOARD OF DIRECTORS

CERTIFICATION

I, Craig D. Vermie, being the duly constituted Assistant Secretary of NN Investors Life Insurance Company, Inc., an Iowa corporation with its principal place of business located at 4333 Edgewood Road N.E., Cedar Rapids, Iowa, hereby certify that the following is a true and correct copy of a resolution adopted by the Board of Directors of said corporation by Written Consent dated January 18, 1990 and that said resolution is still in full force and effect:

RESOLVED, that the officers of the Company be and they hereby are authorized to establish the “NN Endeavor Variable Annuity Account,” a separate account for the purpose of selling approved variable insurance contracts;

BE IT FURTHER RESOLVED, that the officers of this Company be and they hereby are authorized and instructed to take any and all actions necessary in order to carry out the powers hereby conferred, including but not limited to, the filing of any and all exemptive applications, registration statement and amendments thereto with the Securities and Exchange Commission, execution of any and all required underwriting agreements, advisory agreements, management agreements, state regulatory filings, Blue Sky filings, policy filings, and to execute any and all documents that may be required by any Federal, state or local regulatory agency in order to operate the separate account.

WHEREAS, in order to issue contracts on a variable basis the Company must obtain variable authority from the Commissioner of Insurance of certain states, and

WHEREAS, in order to obtain such authority the Company must take certain actions, including but not limited to the adoption of Standards of Suitability and Standards of Conduct,

NOW THEREFORE, the Board of Directors of the Company adopts the following resolutions:

RESOLVED, that the officers, directors, employees and agents of NN Investors Life Insurance Company, Inc. are authorized to take such actions as are required to obtain variable authority from the Commissioners of Insurance of the various states.

RESOLVED, FURTHER, that all officers, directors, employees, affiliates and agents of NN Investors Life Insurance Company, Inc. shall comply with the following Standards of Suitability and Standards of Conduct:

1.	Shall inquire as to the insurance and investment objectives, financial situation and needs and all other relevant information of applicants for variable life insurance policies.

2.	Shall issue no policy of variable life insurance to an applicant unless there are reasonable grounds to believe that the purchase of such a policy is suitable for the applicant.

3.	Shall not sell to, or purchase from any separate account established by the Company, any securities or property other than variable life insurance policies.

4.	Shall not purchase, or allow to be purchased, for any separate account, any securities of which the Company or an affiliate is the issuer.

5.	Shall not accept compensation, other than regular salary or wages, from the Company or affiliates, for the sale or purchase of securities to or from any separate account other than commission fees not exceeding (i) the minimum broker’s commission established or such transaction by a national securities exchange or (ii) the charge prevailing for arm’s length transactions in the ordinary course of business in the community where the transaction is affected.

6.	Shall not engage in any joint transaction, participation, or common undertaking whereby the Company or an affiliate participates with such separate account in any transaction in which the Company or any of its affiliates obtains an advantage in the price or quality of the item purchased, in the service received, or in the cost of such service and the insurer or any of its other affiliates is disadvantaged in any of these respects by the same transaction.

7.	Shall not borrow money or securities from any separate account other than under a policy loan provision.

RESOLVED FURTHER, that these Standards of Suitability and Standards of Conduct are binding on the Company, its officers, directors, employees, affiliates and agents.

Dated at Cedar Rapids, Iowa, this 19th day of January, 1990.

[SEAL]

/s/ Craig D. Vermie
Craig D. Vermie